EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Eloxx Pharmaceuticals, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of December 29, 2017.

Technion Investment Opportunities Fund L.P.

By: Technion Research and Development Foundation Ltd., its General Partner

By:	/s/ Benjamin Soffer
	Name:	Benjamin Soffer
	Title:	Manager

Technion Research and Development Foundation Ltd.

By:	/s/ Benjamin Soffer
	Name:	Benjamin Soffer
	Title:	Manager